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                                                                    Exhibit 23.5


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement on Form S-3 of PerSeptive Biosystems, Inc. (the "Company") relating to the registration of common stock of PerSeptive Biosystems, Inc. held by certain selling shareholders which shares were issued by the Company in a Regulation D private placement on August 16, 1996, of our report, which includes an emphasis of a matter concerning certain costs and expenses presented in the financial statements which represent allocations and management's estimates of the costs of services provided by Millipore Corporation, dated July 22, 1994, on our audits of the financial statements of the Biosearch Division of Millipore Corporation as of December 31, 1992 and 1993 and the statements of operations and cash flow for each of the three years in the period ended December 31, 1993, appearing in the Form 8-K/A Amendment No. 1 to the Form 8-K dated, August 22, 1994 of PerSeptive Biosystems, Inc. We also consent to the reference to our firm under the caption "Experts."



                                        /s/ Coopers & Lybrand L.L.P.

                                        COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
August 29, 1996